Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Cannabis Bioscience International Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Common Stock	Common Stock	457	10,160,369,171	0.0008	8,128,295.34	.01102	895.74	S-1/A	333-267039	04/25/23

Offset Securities
Offset Securities	Common Stock	Common Stock	457	10,110,369,171	0.0008	8,008,295.34	.01102	882.51	S-1/A	333-267039	04/25/23

	Total Offering Amounts							895.74
	Total Fees Previously Paid							882.51
	Total Fee Offsets
	Net Fee Due							13.23